Exhibit 99.1

FOR IMMEDIATE RELEASE: Investor Relations Contacts: Nancy Krejsa +1-972-595-5083 nkrejsa@sftp.com Stephen Purtell +1-972-595-5180 spurtell@sftp.com

New Long-Term Aspirational Goal Set by Six Flags

Company Targets $750 Million of Modified EBITDA1 by 2020

GRAND PRAIRIE, Texas — October 26, 2016 — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company, today announced a new long-term financial target, which is an aspirational goal of achieving $750 million of Modified EBITDA1 by calendar year 2020.
“Based on our consistent earnings growth and business momentum, we have established a new long-term aspirational target. We believe it is important for both investors and our employees to keep their eyes set on long-term stretch goals, while continuing to deliver strong results in the near-term,” said John Duffey, President and CEO. “Our new Project 750 target will be achieved by focusing on the same key factors that drove our earnings growth over the last six years-further increasing ticket yields, growing our attendance base, increasing the penetration of our all-season dining program and developing additional international licensing opportunities.”
Six Flags’ previous long-term aspirational targets have helped the company achieve the following milestones:

•	A 780 percent return on investment for our shareholders since May 2010 as compared to a 115 percent return for the S&P 500;

•	A $4 billion increase in the company’s market capitalization from May 2010 to present, along with nearly $1 billion in dividends paid over the same time period;

•	Record financial performance every year from 2010 to 2015;

•	Increase in Adjusted EBITDA[2] less capital expenditures from $99 million in 2009 to $369 million on a trailing twelve-month basis as of September 30, 2016—a gain of $270 million; and

•	Industry-leading Modified EBITDA and Modified EBITDA less capital expenditures margins of 41 percent and 31 percent, respectively.

The announcement comes as the company has recognized the probable achievement of Project 600, the long-term incentive compensation program established by the company in October 2014.

About Six Flags Entertainment Corporation
Six Flags Entertainment Corporation is the world’s largest regional theme park company with $1.3 billion in revenue and 18 parks across the United States, Mexico and Canada. For 55 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling water parks and unique attractions. For more information, visit www.sixflags.com.

Forward Looking Statements
The information contained in this release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, (i) the adequacy of cash flows from operations, available cash and available amounts under our credit facilities to meet our future liquidity needs, (ii) our ability to roll out our capital enhancements in a timely and cost effective manner, (iii) our ability to improve operating results by implementing strategic cost reductions, and organizational and personnel changes without adversely affecting our business, (iv) our operations and results of operations, and (v) the risk factors or uncertainties listed from time to time in the company’s filings with the Securities and Exchange Commission ("SEC"). In addition, important factors, including factors impacting attendance, such as local conditions, contagious diseases, events, disturbances and terrorist activities; recall of food, toys and other retail products sold at our parks; risk of accidents occurring at the company’s parks or other parks in the industry and adverse publicity concerning our parks or other parks in the industry; inability to achieve desired improvements and financial performance targets set forth in our aspirational goals; adverse weather conditions such as excess heat or cold, rain and storms; general financial and credit market conditions; economic conditions (including customer spending patterns); changes in public and consumer tastes; construction delays in capital improvements or ride downtime; competition with other theme parks and other entertainment alternatives; dependence on a seasonal workforce; unionization activities and labor disputes; laws and regulations affecting labor and employee benefit costs, including increases in state and federally mandated minimum wages, and healthcare reform; pending, threatened or future legal proceedings and the significant expenses associated with litigation; cyber security risks and other factors could cause actual results to differ materially from the company’s expectations. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will be realized and actual results could vary materially. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in the company’s Annual and Quarterly Reports on Forms 10-K and 10-Q, and its other filings and submissions with the SEC, each of which are available free of charge on the company’s investor relations website at www.sixflags.com/investors and on the SEC’s website at www.sec.gov.

Footnotes

1)
“Modified EBITDA”, a non-GAAP measure, is defined as our consolidated income (loss) from continuing operations: excluding the cumulative effect of changes in accounting principles, discontinued operations gains or losses, income tax expense or benefit, restructure costs or recoveries, reorganization items (net), other income or expense, gain or loss on early extinguishment of debt, equity in income or loss of investees, interest expense (net), gain or loss on disposal of assets, gain or loss on the sale of investees, amortization, depreciation, stock-based compensation, and fresh start accounting valuation adjustments. Modified EBITDA as defined herein may differ from similarly titled measures presented by other companies.

2)
"Adjusted EBITDA", a non-GAAP measure, is defined as Modified EBITDA minus the interests of third parties in the Adjusted EBITDA of properties that are less than wholly owned (consisting of Six Flags Over Georgia, Six Flags White Water Atlanta and Six Flags Over Texas). Adjusted EBITDA is approximately equal to “Parent Consolidated Adjusted EBITDA” as defined in our secured credit agreement, except that Parent Consolidated Adjusted EBITDA excludes Adjusted EBITDA from equity investees that is not distributed to us in cash on a net basis and has limitations on the amounts of certain expenses that are excluded from the calculation. Adjusted EBITDA as defined herein may differ from similarly titled measures presented by other companies. Our board of directors and management use Adjusted EBITDA to measure our performance and our current management incentive compensation plans are based largely on Adjusted EBITDA. We believe that Adjusted EBITDA is frequently used by all our sell-side analysts and most investors as their primary measure of our performance in the evaluation of companies in our industry. In addition, the instruments governing our indebtedness use Adjusted EBITDA to measure our compliance with certain covenants and, in certain circumstances, our ability to make certain borrowings Adjusted EBITDA, as computed by us, may not be comparable to similar metrics used by other companies in our industry.